Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made as of February 5, 2020 (the “Effective Date”), by and between HealthLynked Corp., a Nevada corporation (the “Parent”), HLYK Florida, LLC, a Florida limited liability company (the “Company”), Cura Health Management LLC, a Florida limited liability company (the “Target”), ACO Health Partners, LLC, a Delaware limited liability company (“AHP”), and Bradberry Holdings LLC and FocusOne Holdings, LLC, each in their capacity (each, a “Seller” and, collectively, the “Sellers”).

RECITALS

WHEREAS, Parent is a public company quoted on the OTC:QB;

WHEREAS, Company is a wholly owned subsidiary of Parent;

WHEREAS, AHP is a wholly owned subsidiary of Target;

WHEREAS, Sellers are the owners of all of the issued and outstanding membership interests of Target (the “Interests”);

WHEREAS, the parties intend to effect a merger of Target with and into Company (the “Merger”) in accordance with this Agreement, and Florida law.

WHEREAS, upon consummation of the Merger, Target will cease to exist and Company will continue as the surviving entity and as a wholly owned subsidiary of Parent; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger, as set forth in, and subject to the provisions of, this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the terms and conditions contained herein, intending to be legally bound, the parties agree as follows:

1.	Recitals. The recitals to this Agreement, which the parties acknowledge are true and correct, are incorporated into this Agreement by this reference.

2.	Effective Time of Merger. Subject to the terms and conditions of this Agreement, upon the satisfaction or waiver of the closing conditions set forth in Section 6.2, the parties shall file Articles of Merger (the “Articles”) with the Florida Department of State Division of Corporations (the “Secretary”) in such form as required under Florida law. The Merger shall become effective upon the acceptance for filing of the Articles by the Secretary or at such later time as agreed to by the parties and specified in the Articles (the “Effective Time”).

3.	Effect of the Merger.

3.1.	At the Effective Time, the effect of the Merger will be as provided in the applicable provisions of Florida law, this Agreement, and the Articles. Without limiting the generality of the foregoing, and subject to such applicable provisions, at the Effective Time:

3.1.1.	the separate existence of Target will cease;

3.1.2.	Target will be merged with and into Company;

3.1.3.	all Interests will be cancelled and will cease to exist;

3.1.4.	Company will continue as the surviving entity;

3.1.5.	Company shall be obligated to pay the Consideration, as defined below, in accordance with this Agreement;

3.1.6.	all of the property, rights, privileges, and powers of Target will vest in Company; and

3.1.7.	all duties and obligations of Target will become the duties and obligations of Company.

3.2.	The parties intend that the transactions set forth in this Agreement be treated as a “reorganization” within the meaning of Sections 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (”Code”), and as required thereunder, this Agreement be treated as a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder.

4.	Organizational Documents. At the Effective Time, the organizational documents of Target will terminate and the organizational documents of Company shall continue in full force and effect, as may be amended in the future from time to time.

5.	Merger Consideration. The aggregate merger consideration (the “Consideration”) payable to Sellers as owners of the Interests shall be as follows:

5.1.	$437,500 payable half each to the Sellers at the Closing, as defined below, subject to adjustment in accordance with Sections 5.4 and 10.9 (the “Initial Payment”);

5.2.	Common shares of Parent with an aggregate value of $875,000 half each to the Sellers based on the average volume weighted average price (“VWAP”) of the five (5) business days prior to Closing, which shall be issued to the Sellers at the Closing;

5.3.	Earn-out payments in an aggregate amount of $437,500 half each to the Sellers (the “Earn-out Payments”), payable as follows:

5.3.1.	$62,500 on the first anniversary of the Closing, 50% of which is subject to the Company’s annual revenue for the immediately preceding year being a least $2,250,000, and 50% of which is subject to the Company’s profits for such period being at least $500,000, and such payment will be prorated if either target is missed;

5.3.2.	$125,000 on the second anniversary of the Closing, 50% of which is subject to the Company’s annual revenue for the immediately preceding year being a least $2,250,000, and 50% of which is subject to the Company’s profits for such period being at least $500,000, and such payment will be prorated if either target is missed; and

5.3.3.	$125,000 on the third anniversary of the Closing, 50% of which is subject to the Company’s annual revenue for the immediately preceding year being a least $2,250,000, and 50% of which is subject to the Company’s profits for such period being at least $500,000, and such payment will be prorated if either target is missed; and

5.3.4.	$125,000 on the fourth anniversary of the Closing, 50% of which is subject to the Company’s annual revenue for the immediately preceding year being a least $2,250,000, and 50% of which is subject to the Company’s profits for such period being at least $500,000, and such payment will be prorated if either target is missed.

5.4.	If the accounts receivable of the Target on the Closing Date, as defined below, exceeds $25,000, Company shall pay to the Sellers the amount of such excess in cash within thirty (30) days after Closing. If the accounts receivable of the Target on the Closing Date is less than $25,000, the Initial Payment shall be reduced by the amount of such shortfall.

5.5	The prepaid expenses of the Target on the Closing Date will be offset against the accounts receivable requirement of the Target, and the Target will only be required to have accounts receivable of $25,000 less the amount of the prepaid expenses.

6.	Closing.

6.1.	The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on or about April 1, 2020 at a time and place mutually agreed to by Company and Seller (the “Closing Date”).

6.2.	The obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

6.2.1.	Execution of this Agreement and any other related transaction documents, whether described herein or otherwise (collectively, the “Documents”) by the parties.

6.2.2.	Each of Company, Target, and Sellers shall have obtained all necessary consents, permits and approvals, both internal and external.

6.2.3.	Target has provided to Company audited financial statements for the two fiscal years prior to the Closing Date.

6.2.3.1.	Should Sellers and/or Target decide not to complete the transactions contemplated in this Agreement, the Sellers and/or Target shall pay to Parent a fee of $10,000 representing the partial cost of such audited financial statements.

6.2.4.	Company shall have entered into a consulting agreement with each of the Sellers substantially in the form attached hereto as Exhibits 6.2.4(a) and 6.2.4(b).

6.2.5.	Company shall have entered into a lease extension for a minimum of three years for the current office of Target upon similar terms and conditions as the existing lease.

7.	Conduct of Business.

7.1.	From the Effective Date until the Closing:

7.1.1.	Sellers shall not dispose of, encumber, or otherwise transfer the Interests or any equity interests in any of the Target’s subsidiaries;

7.1.2.	Target and AHP shall operate the business in accordance with past practices;

7.1.3.	Target and AHP shall maintain their respective books, records, and financials in accordance with generally accepted accounting principles;

7.1.4.	Neither Target nor AHP shall not enter into any transactions outside of the ordinary course of business without the prior written consent of the Company;

7.1.5.	Target and AHP shall take all steps necessary to preserve its assets and the goodwill and relationships with its partners, patients, customers, suppliers, and employees;

7.1.6.	Target and AHP shall provide Company and its accountants, legal counsel, and other advisors, representatives, and agents (collectively, the “Representatives”) reasonable access to the properties, books, records, intellectual property, contracts, and other documents and information concerning their respective business, finances, and assets with the exception of any information protected under the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8, and the regulations promulgated thereunder, each as amended (collectively, “HIPAA”);

7.1.7.	Target and AHP shall provide Company and its Representatives with reasonable access during normal business hours and upon reasonable notice to their respective legal, financial, accounting, and other representatives who have knowledge of their businesses, finances, and assets, provided, however, that (a) the Representatives shall not contact any employees or patients of the Target or AHP without Target’s or AHP’s consent, as applicable, and (b) the Representatives shall not access any information protected under HIPAA.

8.	Confidentiality.

8.1.	The terms of this Agreement are confidential and shall not be disclosed by any party except to such party’s accountants, legal counsel, and other advisors, representatives, and agents; provided, however, that Parent and/or Company may disclose the terms of this Agreement as may be required by the Securities and Exchange Commission or any exchange on which its shares may be quoted or listed.

9.	Sellers’ Representations and Warranties. The Sellers, jointly and severally, represent and warrant as follows:

9.1.	Ownership of Interests.

9.1.1.	The Sellers are the sole legal, beneficial, and record owners of the Interests.

9.1.2.	The Interests represent all of the issued and outstanding securities of the Target and there are no options, warrants, calls, conversion rights, commitments, agreements, restrictions, equity-linked securities, or rights of any character to which Target is a party or by which Target may be bound obligating Target to issue additional securities.

9.1.3.	The Sellers have (A) good and valid title to the Interests, free and clear of all claims, encumbrances, community property rights, security interests, or other liens, and (B) all voting rights with respect to the Interests.

9.1.4.	The Interests are validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

9.2.	Authority; Binding Obligation. The Sellers have the full right, power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The Sellers have duly and validly executed and delivered this Agreement and the Documents. This Agreement and the Documents constitute legal, valid, and binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

9.3.	Broker’s Fees. Sellers have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

9.4.	Compliance with Laws. Target is and has been at all times in compliance with all applicable federal, state, local, and foreign statutes, laws, ordinances, rules, judgments, orders, and regulations of any governmental entity applicable to its business and operations. All permits, licenses, and regulatory approvals required to conduct the business of Target as currently conducted have been obtained, are in full force and effect, and are being complied with.

10.	Target’s Representations and Warranties. Target represents and warrants as follows:

10.1.	Financial Statements. Target has provided to Company the latest unaudited financial statements of Target dated 12/31/2019 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly the financial condition and results of operations of Target as of the times and for the periods referred to therein, subject to changes resulting from normal recurring year-end adjustments. Target does not have any liabilities other than liabilities which are (i) adequately reflected or reserved against on the Financial Statements, (ii) incurred in the ordinary course of business, or (iii) not, individually or in the aggregate, material in amount. Target will not have any liabilities at Closing except from the work done that day before closing. Parties will prepare a closing reconciliation statement and if net liabilities do not exceed $5,000 as of closing, there will be no final adjustment. If the final reconciliation exceeds $5,000 there will be a final closing adjustment to the cash at closing for any amount that exceeds the $5,000 agreed upon liability range.

10.2.	Title to Assets. Target owns, and has good and valid title to, all assets owned by Target as of the Closing Date, including all assets reflected on the Financial Statements. All of said assets are owned free and clear of any encumbrances and Target has sufficient title to or rights to use its properties and assets to conduct its businesses as currently conducted.

10.3.	Tax Matters. Target has timely filed with the appropriate governmental entity all tax returns that are required to be filed by it (taking into account any extensions of time to file that have been duly perfected), and all such tax returns are true, correct and complete in all material respects. All taxes due and payable by Target (whether or not shown or required to be shown on any tax return) have been timely and fully paid to the appropriate governmental entity or properly accrued. Target has not been the subject of any audit or other examination of taxes by any governmental entity.

10.4.	Material Contracts. Schedule 10.4 sets forth all contracts of the Target material to the operation of the business as conducted on the Closing Date, copies of which have been previously provided to Company (the “Target Material Contracts”). Target has not, in any material respect, violated or breached, or committed any default under, any Target Material Contract. Other than the Target Material Contracts, Target is not a party to any contract which requires or is likely to require payment or consideration in excess of $25,000 per year.

10.5.	Intellectual Property. All issuances, registrations and applications pertaining to intellectual property rights and domain names owned by or filed in the name of Target as of the Closing Date that are material to the conduct of the business as currently conducted are set forth on Schedule 10.5 (collectively, “Target IP”). All Target IP is valid and enforceable and Target has the right to use all Target IP free and clear of all liens.

10.6.	Target Subsidiary. Target owns all of the issued and outstanding securities of AHP and there are no options, warrants, calls, conversion rights, commitments, agreements, restrictions, equity-linked securities, or rights of any character to which AHP is a party or by which AHP may be bound obligating AHP to issue additional securities.

10.7.	Legal Proceedings. As of the Closing Date, there is no material legal action, suit, arbitration, claim, investigation or proceeding (whether federal, state, local or foreign) pending, at law or in equity, or before or by any governmental entity, or threatened in writing against (a) Target or any of its properties, assets, or businesses, or (b) against any present or former officer, director or employee of Target.

10.8.	Employees. Target is, and at all times since its formation has been, (A) in compliance with all applicable laws and regulations respecting wages and hours, including, without limitation, with respect to the proper classification of employees for purposes of federal, state and local law, and the proper classification and treatment of any independent contractor who has provided or currently provides service to the Target, and (B) in material compliance with all other applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health and terms and conditions of employment as well as the Immigration Reform Control Act of 1986 and has a copy of U.S. Citizenship and Immigration Services Form I-9 for each of its current employees.

10.9.	Cash on Hand. On the Closing Date, Target shall have $50,000 cash in its bank account. An adjustment to the Initial Payment shall be made for any variance therefrom.

10.10.	Authority; Binding Obligation. Target has the full right, power, and authority to enter into this Agreement and to consummate the transactions contemplated herein. Target has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms subject to bankruptcy, reorganization, insolvency, and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law). The undersigned is a duly authorized representative of Target and all necessary entity action has been taken to authorize the undersigned to enter into this Agreement and to consummate the transactions contemplated herein.

10.11.	Broker’s Fees. Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

11.	AHP’s Representations and Warranties. AHP represents and warrants as follows:

11.1.	Title to Assets. AHP owns, and has good and valid title to, all assets owned by AHP as of the Closing Date. All of said assets are owned free and clear of any encumbrances and AHP has sufficient title to or rights to use its properties and assets to conduct its businesses as currently conducted.

11.2.	Tax Matters. AHP has timely filed with the appropriate governmental entity all tax returns that are required to be filed by it (taking into account any extensions of time to file that have been duly perfected), and all such tax returns are true, correct and complete in all material respects. All taxes due and payable by AHP (whether or not shown or required to be shown on any tax return) have been timely and fully paid to the appropriate governmental entity or properly accrued. AHP has not been the subject of any audit or other examination of taxes by any governmental entity.

11.3.	Material Contracts. Schedule 11.3 sets forth all contracts of the AHP material to the operation of the business as conducted on the Closing Date, copies of which have been previously provided to Company (the “AHP Material Contracts”). AHP has not, in any material respect, violated or breached, or committed any default under, any AHP Material Contract. Other than the AHP Material Contracts, AHP is not a party to any contract which requires or is likely to require payment or consideration in excess of $25,000 per year.

11.4.	Intellectual Property. All issuances, registrations and applications pertaining to intellectual property rights and domain names owned by or filed in the name of AHP as of the Closing Date that are material to the conduct of the business as currently conducted are set forth on Schedule 11.4 (collectively, “AHP IP”). All AHP IP is valid and enforceable and AHP has the right to use all AHP IP free and clear of all liens.

11.5.	Legal Proceedings. As of the Closing Date, there is no material legal action, suit, arbitration, claim, investigation or proceeding (whether federal, state, local or foreign) pending, at law or in equity, or before or by any governmental entity, or threatened in writing against (a) AHP, or any of its properties, assets, or businesses, or (b) against any present or former officer, director or employee of AHP.

11.6.	Authority; Binding Obligation. AHP has the full right, power, and authority to enter into this Agreement and to consummate the transactions contemplated herein. AHP has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of AHP, enforceable against AHP in accordance with its terms subject to bankruptcy, reorganization, insolvency, and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law). The undersigned is a duly authorized representative of AHP and all necessary entity action has been taken to authorize the undersigned to enter into this Agreement and to consummate the transactions contemplated herein.

11.7.	Broker’s Fees. AHP has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

11.8.	Employees. AHP is, and at all times since its formation has been, (A) in compliance with all applicable laws and regulations respecting wages and hours, including, without limitation, with respect to the proper classification of employees for purposes of federal, state and local law, and the proper classification and treatment of any independent contractor who has provided or currently provides service to AHP, and (B) in material compliance with all other applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health and terms and conditions of employment as well as the Immigration Reform Control Act of 1986 and has a copy of U.S. Citizenship and Immigration Services Form I-9 for each of its current employees.

12.	Company’s Representations and Warranties. The Company represents and warrants as follows:

12.1.	Authority; Binding Obligation. The Company has the full right, power, and authority to enter into this Agreement and to consummate the transactions contemplated herein. The Company has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to bankruptcy, reorganization, insolvency, and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law). The undersigned is a duly authorized representative of the Company and all necessary entity action has been taken to authorize the undersigned to enter into this Agreement and to consummate the transactions contemplated herein.

12.2.	Broker’s Fees. Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

13.	Health Care Matters.

13.1.	Definitions.

13.1.1.	“Affiliate” means (i) with respect to any Person that is not a natural person, any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise, and, (ii) with respect to any Person who is a natural person, a Family Member of such Person.

13.1.2.	“Health Care Laws” means all applicable laws pertaining to the health care regulatory matters applicable to the operations of the Target and ACO, including but not limited to: (i) the Medicare statute (Title XVIII of the Social Security Act, 42 U.S.C. § 1395 et seq.), the Medicaid statute (Title XIX of the Social Security Act, 42 U.S.C. § 1396 et seq.), including the Medicare Part D program and the Medicare Advantage program, the federal TRICARE statute (10 U.S.C. § 1071 et seq.) and any other federal, state or local governmental health care programs, including applicable program requirements; (ii) any applicable criminal laws relating to health care, including all criminal false claims statutes (e.g., 18 U.S.C. Sections 287 and 1001); (iii) the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a); (iv) all applicable laws relating to health care fraud and abuse, including but not limited to the civil False Claims Act of 1863 (31 U.S.C. Section § 3729 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); (v) the Physician Self-Referral Law (42 U.S.C. § 1395nn), all applicable federal and state self-referral prohibitions, state anti-kickback and illegal remuneration laws; (vi) HIPAA, (vii) the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 3000 et seq.), (viii) state health information breach notification laws, and (ix) the regulations promulgated under any of the laws set forth above.

13.1.3.	“Person” means any individual, partnership, limited liability company, corporation, cooperative, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority, body or entity or any department, agency or political subdivision thereof.

13.2.	Target and AHP, jointly and severally, represent and warrant as follows:

13.2.1.	Target, AHP, and each of their respective Affiliates and any other Person who provides services under a contract with the Target, AHP, or any of their respective Affiliates are, and have at all times been, operating in compliance in all material respects with applicable federal, state and local laws, statutes, rules, regulations, ordinances, codes applicable to the Target and the AHP, including but not limited to all Health Care Laws.

13.2.2.	Target, AHP, and each of their respective Affiliates are and have been at all times operating in compliance in all material respects with all terms of any data use agreement, participation agreement or any other agreement with the Center for Medicare and Medicaid Services under the Medicare Shared Savings Program or any other governmental program.

13.2.3.	With the exception of items identified on Schedule 13.2.3, neither Target, AHP, nor any of their respective Affiliates have entered into any arrangements with any Person requiring a waiver of any Health Care Laws, and for any arrangements identified on Schedule 13.2.3, Target, AHP, and each of their respective Affiliates have satisfied all regulatory requirements for application of any waiver.

13.2.4.	Neither Target, AHP, any of their respective Affiliates, employees or contractors nor any Person who provided services to the Target, AHP, or any of their respective Affiliates, has engaged in any activity which would be likely to lead to an investigation by the Office of the Inspector General, any Medicare or Medicaid Fraud Control Unit, or other governmental authority or which would be likely to lead to an action or proceeding under any applicable Health Care Law.

13.2.5.	Target, AHP, and each of their respective Affiliates has (i) filed all reports and billings required to be filed with respect to each governmental or third party payor in compliance in all material respects with applicable laws applicable to such governmental or third party payor program requirements, and (ii) paid all known and undisputed refunds, overpayments, discounts and adjustments due with respect to any such report or billing. There are no pending or threatened audits, investigations, appeals, adjustments or legal proceedings relating to such claims.

13.2.6.	No event has occurred which would provide the basis for termination of any participating provider agreement or similar contract or arrangement between Target, AHP, and any of their respective Affiliates and a governmental or third party payor.

14.	Parent’s Representations and Warranties. The Parent represents and warrants as follows:

14.1.	Authority; Binding Obligation. Parent has the full right, power, and authority to enter into this Agreement and to consummate the transactions contemplated herein. The Parent has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms subject to bankruptcy, reorganization, insolvency, and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law). The undersigned is a duly authorized representative of the Parent and all necessary entity action has been taken to authorize the undersigned to enter into this Agreement and to consummate the transactions contemplated herein.

14.2.	Broker’s Fees. Parent has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

15.	Indemnification. Each of Target, AHP, and Sellers shall, jointly and severally, indemnify and hold harmless the Company, Parent, and their respective officers, managers, directors, employees, equityholders, members, agents, representatives, successors and permitted assigns (each, an “Indemnified Party”) from and against any losses that an Indemnified Party suffers, sustains or becomes subject to as a result of or in connection with any inaccuracy or breach of any representation or warranty made by the Target, AHP, or any Seller or any failure to perform or breach of any covenant or agreement of Target, AHP, or any Seller.

16.	Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; or (ii) three (3) business days after deposit with a recognized overnight delivery service, properly addressed to the party to receive the same, postage prepaid for overnight delivery. The addresses for such communications shall be:

If to Company:	HLYK Florida, LLC
ATTN: George O’Leary 1035 Collier Center Way Suite 3
Naples, FL 34110

With a copy to (which shall not constitute notice):	K&L Gates LLP
ATTN: Clayton Parker 200 South Biscayne Blvd. Suite 3900
Miami, FL 33131

If to Parent:	HealthLynked Corp.
ATTN: George O’Leary
1726 Medical Blvd. Suite 101
Naples, FL 34110

With a copy to (which shall not constitute notice):	K&L Gates LLP
ATTN: Clayton Parker 200 South Biscayne Blvd. Suite 3900
Miami, FL 33131

If to Sellers:	Nicole Bradberry

Marsha Boggess

If to Target:	Cura Health Management, LLC

If to AHP:	ACO Health Partners, LLC

17.	Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective permitted assigns, heirs, administrators, executors or personal representatives.

18.	Counterparts. This Agreement may be executed in any number of counterparts, including counterparts signed electronically, received as a signed confirmed fax, or via email or other electronic signature, including DocuSign, and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

19.	Governing Law, Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida, without regard to conflict of law principles. Each party hereto irrevocably consents to the non-exclusive jurisdiction of the federal or state courts located in and for Collier County, Florida with respect to any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, and each party hereto hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have to the laying of venue in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.

20.	Modifications and Waivers. No change, modification, or waiver of any provision of this Agreement shall be valid or binding unless it is in writing and signed by the parties intended to be bound. No waiver of any breach, term, or condition of this Agreement by either party shall constitute a subsequent waiver of the same or any other breach, term or condition or a continuing waiver after demand for strict compliance.

21.	Further Assurances. The parties agree to execute and deliver all such other and additional instruments and documents and do all such other acts and things as may be reasonably requested by the other party to more fully effectuate this Agreement.

22.	Costs. Each party shall be responsible for all of their respective costs and expenses in connection with the transactions contemplated in this Agreement.

23.	Entire Agreement. The Documents, including any schedules, exhibits, or appendixes thereto which are hereby incorporated herein, constitute the entire agreement between the parties relating to the subject matter hereof and all previous agreements or arrangements between the parties, written or oral, relating to the subject matter hereof are superseded.

24.	Severability. If any provision of this Agreement is held to be invalid or unenforceable, in whole or in part, by any court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

COMPANY:		SELLERS:

HLYK FLORIDA, LLC		BRADBERRY HOLDINGS, LLC

By:	/s/ George O’Leary	/s/ Nicole Bradberry
Name:	George O’Leary	Nicole Bradberry, CEO
Title	Chief Financial Officer

FOCUSONE HOLDINGS, LLC

/s/ Marsha Boggess
Marsha Boggess, CEO

PARENT:		TARGET:

HEALTHLYNKED CORP.		CURA HEALTH MANAGEMENT, LLC

By:	/s/ George O’Leary	By:	/s/ Nicole Bradberry
Name:	George O’Leary	Name:	Nicole Bradberry
Title	Chief Financial Officer	Title	Managing Partner

		By:	/s/ Marsha Boggess
		Name:	Marsha Boggess
		Title	Member Manager

ACO HEALTH PARTNERS, LLC

		By:	/s/ Nicole Bradberry
		Name:	Nicole Bradberry
		Title	ACO Executive

		By:	/s/ Marsha Boggess
		Name:	Marsha Boggess
		Title	Member Manager

Signature Page to Agreement and Plan of Merger